Artisan Partners Asset Management Inc. Mourns Death of Executive Vice President Dean Patenaude
Milwaukee, WI – September 13, 2016 - Artisan Partners Asset Management Inc. (NYSE: APAM) sadly announced today that Executive Vice President Dean Patenaude passed away as a result of a sudden and unexpected stroke on September 11, 2016. He was 53 years old.
Eric Colson, Chairman and CEO, said, “It is with great sadness that we announce today the passing of my friend and colleague, Dean Patenaude. As Head of Global Distribution, Dean’s accomplishments were many, and include leading our efforts to grow our primarily U.S. client-base into the global firm we are today. More importantly though, were the many people and lives he touched, with the careers he helped shape and the mentoring he provided. He will be greatly missed. On behalf of our Board of Directors, executive management team and employees, we mourn his loss and extend our deepest sympathies to his family.”

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

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